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Exhibit No. 23(a)

Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Medarex, Inc. 2005 Equity Incentive Plan of our reports dated March 15, 2005, with respect to the consolidated financial statements of Medarex, Inc. and Medarex, Inc.'s Managements' Assessment of the effectiveness of internal control over financial reporting of Medarex, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
May 27, 2005

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Consent of Ernst & Young LLP
Consent of Independent Registered Public Accounting Firm